Exhibit 99.1

HERITAGE GLOBAL INC. ANNOUNCES EXECUTIVE PROMOTIONS

SAN DIEGO, California (September 21, 2020) – Heritage Global Inc. (NASDAQ: HGBL) (“Heritage Global,” “HGI” or “the Company”), an asset services company specializing in financial and industrial assets, today announced key senior executive promotions in the Company’s Financial Assets and Industrial Assets divisions.

More specifically, the Company is promoting David Ludwig, previously President of Heritage National Loan Exchange (NLEX), and Nick Dove, formerly Executive Vice President at Heritage Global Partners, to newly formed executive positions. Mr. Ludwig is assuming the role of President, Financial Assets Division, and Mr. Dove is being appointed President, Industrial Assets Division.

“I am proud to announce the promotions of David and Nick to lead our Financial Assets and Industrial Assets divisions. Both individuals have meaningfully contributed to the success of Heritage Global over the years, and I’m confident they will continue to help drive the Company forward,” stated Heritage Global Chief Executive Officer Ross Dove.

Separately, effective January 1, 2021, Kirk Dove, Chief Operating Officer and President of Heritage Global, will be transitioning to a new role – Founding Partner and Senior Advisor. Following the transition, Ross Dove will assume the title of President in addition to serving as Chief Executive Officer of Heritage Global, with the executive management team also including Scott West, Chief Financial Officer, James Sklar, Executive Vice President, General Counsel and Secretary, Nick Dove and David Ludwig.

Allan Silber, Chairman of the Board, and Ross Dove, CEO, jointly stated, “Kirk Dove began this journey with us and guided us since our inception in a long and challenging effort to where we have now arrived on the NASDAQ. We give our heartfelt thanks for Kirk’s leadership, counsel and production. We look forward to many more years of his counsel, guidance and business acumen in his new role as we move forward together.”

Finally, Board member Morris Perlis has informed the Company that he will not seek reelection to the board when his term expires in 2021. The Board expects to add a new member at the next Annual Shareholder Meeting.

About Heritage Global Inc. (www.heritageglobalinc.com)

Heritage Global Inc. (NASDAQ: HGBL) is an asset services company specializing in financial and industrial assets. The company provides a full suite of services including market making, acquisitions, dispositions, valuations and secured lending. Heritage Global focuses on identifying, valuing, acquiring and monetizing underlying tangible and intangible assets across twenty-eight global sectors. The company acts as an adviser, as well as a principal, acquiring or brokering turnkey manufacturing facilities, surplus industrial machinery and equipment, industrial inventories, accounts receivable portfolios, intellectual property, and entire business enterprises.

Contact:

Scott West

Chief Financial Officer

Heritage Global Inc.

858/847-0656

Investor Relations

InvestorRelations@hginc.com

858/242-4741